News Release
FOR IMMEDIATE RELEASE
TEREX UPDATES 2013 GUIDANCE

WESTPORT, CT, June 17, 2013 – Terex Corporation (NYSE: TEX) today announced that it is lowering its full year 2013 guidance and providing second quarter guidance. Full year 2013 earnings per share is now expected to be between $1.90 and $2.10, as adjusted for certain non-recurring items. Previous full year 2013 guidance was an earnings per share of between $2.40 and $2.70. Due to the timing of this announcement the Company is also providing second quarter 2013 earnings per share guidance of $0.50 - $0.60 per share, excluding certain non-recurring items.

“The level of sales growth has softened overall for Terex when compared with the increases we originally anticipated for 2013,” commented Ron DeFeo, Terex Chairman and CEO. “More specifically, we are experiencing a softer marketplace for our Construction, Material Handling & Port Solutions (“MHPS”), and, to a lesser degree, our Cranes operations. We do continue to experience positive replacement demand for Aerial Work Platform products and solid performance for Materials Processing. However, strength from these businesses will not offset the revenue variances of the balance of our business.”

“Fundamentally, North America continues to improve, but now at a slower pace, while Europe remains challenging overall, and the markets in the rest of the world are mixed. We remain generally on track with the operating changes underway, including the cost reduction initiatives in our MHPS and Cranes businesses, as well as the divestiture of underperforming businesses in our Construction segment. We continue to expect that the second half of 2013 will show improved results when compared with 2012.”

“We expect to provide a segment specific outlook for the remainder of 2013 when we report second quarter results in late July. We do not view this near term softening as evidence of a protracted slowdown.”

Forward Looking Statements
This press release contains forward-looking information based on the current expectations of Terex Corporation. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond the control of Terex, include those factors that are more specifically set forth in the public filings of Terex with the Securities and Exchange Commission. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this press release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this press release to reflect any changes in expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, manufacturing, mining, shipping, transportation, refining, energy and utility industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.

Contact Information:
Tom Gelston
Vice President, Investor Relations
Phone: 203-222-5943
Email: thomas.gelston@terex.com
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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com